Exhibit 10.4

[Premiere Global Services, Inc. Letterhead]

Michael E. Havener

Dear Mike:

     This letter amends your Employment Letter with Premiere Global Services, Inc. (f/k/a PTEK Holdings, Inc.) (the “Company”) dated December 21, 2007 (“Employment Letter”).

     The following sentences are hereby added to the end of Section 3 of your Employment Letter:

“First, second and third quarter cash bonuses, if any, will be paid within forty-five (45) days following the end of the relevant quarter. Fourth quarter and annual cash bonuses, if any, will be paid in the calendar year following the year in which the bonus was earned, but no later than March 15 of such following year.”

     Section 7 of your Employment Letter is deleted in its entirety and replaced with the following:

     “7. Code Section 409A.

     (a) This Employment Letter shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under this Employment Letter is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of the application of Section 409A of the Code.

     (b) Notwithstanding anything in this Employment Letter to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of your termination of employment, such amount or benefit will not be payable or distributable to you by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting or the determination of the amounts owed to you due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” as the case, may be, or such later date as may be required by subsection (c) below.

     (c) Notwithstanding anything in this Employment Letter to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Employment Letter by reason of your separation from service during a period in which you are a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A -3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), your right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of (i) a date no later than thirty (30) days after your death, or (b) the first day of the seventh (7th) month following your separation from service.

     For purposes of this Employment Letter, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Employment Letter.

     All reimbursements and in-kind benefits provided under this Employment Letter that are includible in your federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

     Except as otherwise provided herein, the terms and conditions of your Employment Letter shall remain in full force and effect.

Sincerely,

/s/ Theodore P. Schrafft
Premiere Global Services, Inc
By: Theodore P. Schrafft President

Acknowledged and Agreed to By:

/s/ Michael E. Havener
Michael E. Havener Chief Financial Officer

Date: December 23, 2008